Exhibit 99.1

Columbia Sportswear Company Reports First Quarter 2021 Financial Results and
Raises Full Year 2021 Financial Outlook
First Quarter 2021 Highlights
•Net sales increased 10 percent to $625.6 million, compared to first quarter 2020.
•Operating income of $70.5 million, or 11.3 percent of net sales, compared to first quarter 2020 operating loss of $2.0 million, or (0.3) percent of net sales.
•Diluted earnings per share of $0.84, compared to break even diluted earnings per share in first quarter 2020.
•Exited the quarter with $874.6 million in cash and short-term investments and no borrowings.
•The Company repurchased $11.2 million of common stock during the quarter.
•On April 23, 2021, the Board of Directors approved a regular quarterly dividend of $0.26 per share.

Full Year 2021 Financial Outlook

The following forward-looking statements reflect our expectations as of April 29, 2021 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. Additional disclosures and financial outlook details can be found in the Full Year 2021 Financial Outlook section below and the CFO Commentary and Financial Review presentation.
•Net sales of $3.04 to $3.08 billion, representing net sales growth of 21.5 to 23.0 percent compared to 2020.
•Operating income of $347 to $369 million, representing operating margin of 11.4 to 12.0 percent.
•Diluted earnings per share of $4.05 to $4.30.

PORTLAND, Ore. - April 29, 2021 - Columbia Sportswear Company (NASDAQ: COLM, the "Company"), a leading innovator in outdoor, active and everyday lifestyle apparel, footwear, accessories and equipment products, today announced first quarter 2021 financial results for the period ended March 31, 2021.

Chairman, President and Chief Executive Officer Tim Boyle commented, "I’m pleased to report the pace of fundamental recovery exceeded our expectations in the first quarter, resulting in a return to net sales growth and financial results that were stronger than we anticipated. Business momentum was led by our direct-to-consumer e-commerce business which grew 35 percent year-over-year, reaching 20 percent of our total net sales mix. In our wholesale business, we experienced a strong finish to the Fall 2020 sales season as well as excellent early season sell-through of our Spring 2021 assortment. Consumer demand is high and retail inventories are lean, resulting in a favorable full price selling environment. I’d like to thank our operations and distribution center teams that did an amazing job mitigating industry-wide supply chain disruptions and enabling us to deliver these results today.

“Based on first quarter results and visibility provided by early Spring 2021 sell-through, our Fall 2021 order book and business fundamentals, we are increasing our full year financial outlook. I’m encouraged by the strong start to the year, but mindful that we must continue to carefully navigate operational challenges and quickly adapt to changing business conditions and ongoing pandemic related disruptions.

“Our fortress balance sheet remains strong, with cash and short-term investments totaling $875 million with no bank borrowings at quarter end. We are committed to driving sustainable and profitable long-term growth and investing in our strategic priorities to:

•drive brand awareness and sales growth through increased, focused demand creation investments;
•enhance consumer experience and digital capabilities in all our channels and geographies;
•expand and improve global direct-to-consumer operations with supporting processes and systems; and
•invest in our people and optimize our organization across our portfolio of brands."

CFO's Commentary and Financial Review Presentation Available Online

For a detailed review of the Company's first quarter 2021 financial results and additional updates relating to the COVID-19 pandemic, please refer to the CFO Commentary and Financial Review presentation furnished to the Securities and Exchange Commission (the "SEC") on a Current Report on Form 8-K and published on the Investor Relations section of the Company's website at http://investor.columbia.com/results.cfm at approximately 4:15 p.m. ET today. Analysts and investors are encouraged to review this commentary prior to participating in our conference call.

COVID-19 Update

The Company's top priority throughout this pandemic remains to protect the health and safety of our employees, their families, our customers and our communities. While there were isolated temporary store closures resulting from local regulations or safety concerns, the majority of the Company's owned stores remained open throughout first quarter 2021. Overall brick & mortar store traffic trends vary by region but remain below prior year levels. First quarter 2021 results include the impact of port congestion and logistics constraints that resulted in later timing of Spring 2021 inventory receipts and deliveries. Please refer to the CFO Commentary and Financial Review presentation for a detailed review of COVID-19 pandemic related issues and our responses.
First Quarter 2021 Financial Results

(All comparisons are between first quarter 2021 and first quarter 2020, unless otherwise noted.)

Net sales increased 10 percent to $625.6 million from $568.2 million for the comparable period in 2020. Business momentum was led by direct-to-consumer ("DTC") e-commerce net sales growth as well as better than planned sequential improvement in DTC brick & mortar trends.

Gross margin expanded 360 basis points to 51.4 percent of net sales from 47.8 percent of net sales for the comparable period in 2020. Gross margin expansion was primarily driven by decreased reserve provisions related to less excess inventory, lower DTC promotional levels and favorable channel and region sales mix.

SG&A expenses decreased 8 percent to $254.4 million, or 40.7 percent of net sales, from $276.8 million, or 48.7 percent of net sales, for the comparable period in 2020. The decrease in SG&A expenses primarily reflects a reduction in bad debt expense driven by a healthier wholesale customer base, partially offset by higher incentive and personnel expenses. The reduction in bad debt expense was driven by incremental COVID-related bad debt reserve provisions in first quarter 2020, compared to a reduction of bad debt reserves in first quarter 2021.

Operating income of $70.5 million, or 11.3 percent of net sales, compared to an operating loss of $2.0 million, or (0.3) percent of net sales, for the comparable period in 2020.

Net income of $55.9 million, or $0.84 per diluted share, compared to net income of $0.2 million, or break even diluted earnings per share, for the comparable period in 2020.

Balance Sheet as of March 31, 2021

Cash, cash equivalents and short-term investments totaled $874.6 million, compared to $706.9 million at March 31, 2020.

The Company had no borrowings, compared to short-term borrowings of $174.4 million at March 31, 2020.

Inventories decreased 9 percent to $525.7 million, compared to $577.1 million at March 31, 2020. The reduction in inventory was primarily driven by lower Spring 2021 inventory purchases, a reduction of excess inventory and delayed receipts of Spring 2021 inventory. Inventory at quarter-end primarily consisted of current and future season product. Aged inventories represent a manageable portion of our total inventory mix.

Cash Flow for the Three Months Ended March 31, 2021

Net cash flow from operating activities was $110.9 million, compared to net cash flow from operating activities of $12.8 million for the same period in 2020.

Capital expenditures totaled $3.9 million, compared to $9.5 million for the same period in 2020.

Share Repurchases for the Three Months Ended March 31, 2021

In first quarter 2021, the Company repurchased 108,987 shares of common stock for an aggregate of $11.2 million, or an average price per share of $102.98.

At March 31, 2021, $471.0 million remained available under our current stock repurchase authorization, which does not obligate the Company to acquire any specific number of shares or to acquire shares over any specified period of time.

Quarterly Cash Dividend

The Board of Directors approved a regular quarterly cash dividend of $0.26 per share, payable on May 27, 2021 to shareholders of record on May 13, 2021.

Full Year 2021 Financial Outlook

(Additional financial outlook details can be found in the CFO Commentary and Financial Review presentation.)

The Company's 2021 Financial Outlook is forward-looking in nature, and the following forward-looking statements reflect our expectations as of April 29, 2021 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. These risks and uncertainties limit our ability to accurately forecast results. This outlook reflects our estimates as of April 29, 2021 regarding the impact on our operations of the COVID-19 pandemic, economic conditions, supply chain and logistics capacity constraints, and changes in consumer behavior and confidence, as well as geopolitical tensions. This outlook assumes a sequential recovery in brick & mortar retail traffic and sales throughout 2021. However, it is not possible to determine the ultimate impact on our operations for 2021, or whether other currently unanticipated direct or indirect consequences of the pandemic are reasonably likely to materially affect our operations. Projections are predicated on normal seasonal weather globally.

Net sales are expected to increase 21.5 to 23.0 percent (prior 18 to 20 percent) to $3.04 to $3.08 billion (prior $2.95 to $3.00 billion) from $2.50 billion in 2020.

Gross margin is expected to improve 110 to 130 basis points to 50.0 to 50.2 percent of net sales (prior approximately 50 percent) from 48.9 percent of net sales in 2020.

SG&A expenses are expected to increase at a slower rate than net sales growth. SG&A expenses as a percent of net sales is expected to be 38.7 to 39.1 percent (prior 39.2 to 39.7 percent), compared to SG&A expenses as a percent of net sales of 43.9 percent in 2020. Demand creation as a percent of net sales is anticipated to be 6.0 percent in 2021, compared to 5.7 percent in 2020.

Operating income is expected to be $347 to $369 million (prior $320 to $346 million), resulting in operating margin of 11.4 to 12.0 percent (prior 10.8 to 11.5 percent) compared to operating margin of 5.5 percent in 2020.

Effective income tax rate is expected to be approximately 22 percent. The effective income tax rate may be affected by unanticipated impacts from changes in international, federal or state tax policies, changes in the Company's geographic mix of pre-tax income, other discrete events, as well as differences from our estimate of the tax benefits associated with employee equity awards and our estimate of the tax impact of various tax initiatives.

Net income is expected to be $271 to $288 million (prior $250 to $270 million), resulting in diluted earnings per share of $4.05 to $4.30 (prior $3.75 to $4.05).

Foreign Currency

Foreign currency translation is anticipated to increase 2021 net sales growth by approximately 130 basis points.

Foreign currency is expected to have essentially no impact on earnings as favorable foreign currency translation impacts are anticipated to be offset by foreign currency transactional effects from hedging of production.

Balance Sheet and Cash Flows

Operating cash flow is expected to be $250 to $270 million (prior $300 to $320 million). The lower operating cash flow forecast for 2021 is primarily driven by changes to projected year-end inventory. This change in outlook is based on the expectation of receiving Spring 2022 inventory earlier than previously projected.

Capital expenditures are planned to be $60 to $80 million.

First Half 2021 Commentary

Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal net sales and profitability pattern weighted toward the second half of the year.

Based on first quarter 2021 results, advance wholesale orders for the Spring 2021 season and plans for growth in our global DTC businesses as we anniversary prior year temporary store closures, we believe mid to high-20 percent first half year-over-year net sales growth is achievable (prior high-teens percent to low-20 percent). In second quarter 2021, year-over-year net sales growth by channel will be impacted by the anniversary of prior year temporary brick & mortar store closures as well as elevated DTC e-commerce net sales penetration levels as demand shifted online when consumers were unable shop in store.

Please note the second quarter is typically our lowest volume sales quarter and small changes in the timing of product shipments and expenses can have a material impact on reported results. Historically, second quarter profitability has been challenging given our fixed cost structure, resulting in the Company reporting a second quarter earnings loss in most years.

Conference Call

The Company will hold its first quarter 2021 conference call at 5:00 p.m. ET today. Dial (877) 407-9205 to participate. The call will also be webcast live on the Investor Relations section of the Company's website at http://investor.columbia.com.

Second Quarter 2021 Reporting Date

Columbia Sportswear Company plans to report second quarter 2021 financial results on Monday, August 2, 2021 at approximately 4:00 p.m. ET.

Supplemental Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in United States dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the United States dollar. To supplement financial information reported in accordance with GAAP, the Company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into United States dollars. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP financial measure useful by reviewing our net sales results without the volatility in foreign currency exchange rates. This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results.

The non-GAAP financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See the "Reconciliation of GAAP to Non-GAAP Financial Measures" table included herein. The non-GAAP financial measures presented may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the Company’s expectations, anticipations or beliefs about full year 2021 net sales, gross margin, SG&A expense, demand creation spend, operating income, effective income tax rate, net income, diluted earnings per share, foreign currency translation, inventory, cash flows, and capital expenditures, as well as growth of its global DTC businesses, and first half 2021 net sales growth. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should," "may" and other words and terms of similar meaning or reference future dates. The Company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the Company, including reports on Form 8-K. Potential risks and uncertainties include those relating to the impact of the COVID-19 pandemic on our operations, which is highly dependent on numerous factors that we may not be able to predict or control, including: the duration and scope of the COVID-19 pandemic, including any recurrence due to variants; actions that may be taken to contain the pandemic or to treat its impact, including lock-downs and the speed of the vaccination roll-out; economic slowdowns that have and may continue to result from the pandemic; workforce staffing and productivity; our ability to continue operations in affected areas; supply chain and logistics capacity constraints; and consumer demand and spending patterns, as well as the effects on suppliers, creditors, and wholesale customers, all of which are uncertain. The Company cautions that forward-looking statements are inherently less reliable than historical information. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About Columbia Sportswear Company

Columbia Sportswear Company connects active people with their passions through its portfolio of well-known brands, making it a global leader in outdoor, active and everyday lifestyle apparel, footwear, accessories, and equipment products. Founded in 1938 in Portland, Oregon, the Company's brands are sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hard Wear®, SOREL® and prAna® brands. To learn more, please visit the Company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.

Contact:
Andrew Burns, CFA
Director of Investor Relations and Competitive Intelligence
Columbia Sportswear Company
(503) 985-4112
aburns@columbia.com

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,
(in thousands)	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$873,641	$671,108
Short-term investments	920	35,828
Accounts receivable, net	338,787	312,951
Inventories, net	525,704	577,124
Prepaid expenses and other current assets	66,173	113,726
Total current assets	1,805,225	1,710,737
Property, plant, and equipment, net	300,063	332,997
Operating lease right-of-use assets	363,652	387,984
Intangible assets, net	103,146	122,850
Goodwill	68,594	68,594
Deferred income taxes	86,825	73,827
Other non-current assets	66,401	54,498
Total assets	$2,793,906	$2,751,487
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$—	$174,443
Accounts payable	165,555	150,971
Accrued liabilities	224,674	214,044
Operating lease liabilities	81,308	64,456
Income taxes payable	3,431	6,441
Total current liabilities	474,968	610,355
Non-current operating lease liabilities	356,766	364,300
Income taxes payable	50,285	48,320
Deferred income taxes	4,406	8,944
Other long-term liabilities	38,671	22,977
Total liabilities	925,096	1,054,896
Shareholders' equity	1,868,810	1,696,591
Total liabilities and shareholders' equity	$2,793,906	$2,751,487

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
(In thousands, except per share amounts)	2021	2020
Net sales	$625,606	$568,228
Cost of sales	304,204	296,514
Gross profit	321,402	271,714
	51.4%	47.8%

Selling, general and administrative expenses	254,389	276,820
Net licensing income	3,467	3,119
Income (loss) from operations	70,480	(1,987)
Interest income, net	278	1,813
Other non-operating income (expense), net	(304)	1,738
Income before income tax	70,454	1,564
Income tax expense	(14,554)	(1,351)
Net income	$55,900	$213

Earnings per share:
Basic	$0.84	$0.00
Diluted	$0.84	$0.00
Weighted average shares outstanding:
Basic	66,363	66,970
Diluted	66,885	67,412

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(In thousands)	2021	2020
Cash flows from operating activities:
Net income	55,900	213
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and non-cash lease expense	30,459	32,994
Provision for uncollectible accounts receivable	(7,849)	19,229
Loss on disposal or impairment of property, plant and equipment	131	2,138
Deferred income taxes	4,577	3,802
Stock-based compensation	4,874	3,675
Changes in operating assets and liabilities:
Accounts receivable	117,818	150,687
Inventories	25,117	23,510
Prepaid expenses and other current assets	(11,150)	(11,922)
Other assets	51	(5,873)
Accounts payable	(41,194)	(100,402)
Accrued liabilities	(27,253)	(77,861)
Income taxes payable	(19,291)	(9,429)
Operating lease assets and liabilities	(21,273)	(16,807)
Other liabilities	(18)	(1,200)
Net cash provided by operating activities	110,899	12,754
Cash flows from investing activities:
Purchases of short-term investments	—	(35,044)
Sales and maturities of short-term investments	1,054	1,631
Capital expenditures	(3,896)	(9,452)
Net cash used in investing activities	(2,842)	(42,865)
Cash flows from financing activities:
Proceeds from credit facilities	7,753	175,719
Repayments on credit facilities	(7,532)	(1,054)
Proceeds from issuance of common stock related to stock-based compensation	13,772	1,096
Tax payments related to stock-based compensation	(5,358)	(4,207)
Repurchase of common stock	(11,223)	(132,889)
Cash dividends paid	(17,285)	(17,195)
Net cash provided by (used in) financing activities	(19,873)	21,470
Net effect of exchange rate changes on cash	(5,268)	(6,260)
Net increase (decrease) in cash and cash equivalents	82,916	(14,901)
Cash and cash equivalents, beginning of period	790,725	686,009
Cash and cash equivalents, end of period	$873,641	$671,108
Supplemental disclosures of non-cash investing and financing activities:
Property, plant and equipment acquired through increase in liabilities	$2,832	$2,503

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Three Months Ended March 31,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2021	Translation	2021(1)	2020	% Change	% Change(1)
Geographical Net Sales:
United States	$408.6	$—	$408.6	$375.9	9%	9%
Latin America and Asia Pacific	112.0	(6.3)	105.7	102.6	9%	3%
Europe, Middle East and Africa	70.8	(5.1)	65.7	55.8	27%	18%
Canada	34.2	(1.4)	32.8	33.9	1%	(3)%
Total	$625.6	$(12.8)	$612.8	$568.2	10%	8%

Brand Net Sales:
Columbia	$527.4	$(11.9)	$515.5	$471.7	12%	9%
SOREL	46.3	(0.6)	45.7	38.7	20%	18%
prAna	31.5	—	31.5	36.5	(14)%	(14)%
Mountain Hardwear	20.4	(0.3)	20.1	21.3	(4)%	(6)%
Total	$625.6	$(12.8)	$612.8	$568.2	10%	8%

Product Category Net Sales:
Apparel, Accessories and Equipment	$468.9	$(8.7)	$460.2	$452.2	4%	2%
Footwear	156.7	(4.1)	152.6	116.0	35%	32%
Total	$625.6	$(12.8)	$612.8	$568.2	10%	8%

Channel Net Sales:
Wholesale	$335.4	$(7.8)	$327.6	$325.9	3%	1%
DTC	290.2	(5.0)	285.2	242.3	20%	18%
Total	$625.6	$(12.8)	$612.8	$568.2	10%	8%
(1) Constant-currency net sales information is a non-GAAP financial measure that excludes the effect of changes in foreign currency exchange rates against the United States dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year.